Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Array BioPharma Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-100955) on Form S-8 of Array BioPharma Inc. of our reports dated September 12, 2007, with respect to the balance sheets of Array BioPharma Inc. (the “Company”) as of June 30, 2007 and 2006, and the related statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended June 30, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007 annual report on Form 10-K of Array BioPharma Inc.

Our report dated September 12, 2007, contains an explanatory paragraph that states, effective July 1, 2005, the Company changed its method of accounting for stock-based compensation.

                                        /s/ KPMG LLP

Boulder, Colorado
September 12, 2007